Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Empire Resorts, Inc. and subsidiaries on Form S-3 (No.’s 333-153336, 333-145952, 333-144815, 333-118899, 333-112529, 333-110543, 333-104541, 333-96667, 333-45610, 333-33204, 333-43861 and 333-39887), Form S-4 (No. 333-109146) and Form S-8 (No.’s 333-132889, 333-90611 and 333-37293) of our report dated March 13, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Empire Resorts, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Empire Resorts, Inc. and subsidiaries for the year ended December 31, 2008 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Friedman LLP

Friedman LLP

New York, New York
March 13, 2009